                                                                Exhibit 12(a)(6)
                                                                ----------------

         THERMO FIBERGEN ANNOUNCES RESULTS OF FINAL REDEMPTION PERIOD


WALTHAM, Mass., October 12, 2001 - Thermo Fibergen Inc. (ASE: TFG) announced today that holders of its common stock and common stock redemption rights have surrendered for redemption 1,030,562 shares of Thermo Fibergen common stock at a redemption price of $12.75 per share, in the final redemption period for the common stock redemption rights. The redemption period began on September 1, 2001, and concluded at 5:00 p.m. EDT on October 11, 2001. All common stock redemption rights that were not surrendered for redemption prior to 5:00 p.m. EDT on October 11, 2001 have now expired and are no longer listed for trading on the American Stock Exchange. The common stock continues to trade on the American Stock Exchange under the ticker symbol TFG.

Following the final redemption period, 10,522,087 shares of Thermo Fibergen common stock remain outstanding, including 10,407,600 shares that are held by Kadant Inc. (ASE: KAI), Thermo Fibergen's parent company, and 114,487 shares that are held by shareholders other than Kadant. Kadant is currently evaluating its options with respect to Thermo Fibergen, and may ultimately determine to merge Thermo Fibergen into Kadant.

Thermo Fibergen Inc. develops, produces, and markets fiber-based composite products primarily for the building industry, as well as agricultural carriers, oil and grease absorbents, and cat box fillers made from papermaking byproducts. Thermo Fibergen is a public subsidiary of Kadant Inc.

This press release may contain forward-looking information. You can identify forward-looking statements by words such as "expect", "anticipate", "believe", "plan", "may", "will", "could", and "should", or similar words. You should be aware that these statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those suggested by the forward-looking statements, including those discussed in the company's periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2000. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements.